EXHIBIT 28.1

                          SIGNET BANKING CORPORATION

                          1994 STOCK INCENTIVE PLAN


            1. Purpose. The Signet Banking Corporation 1994 Stock Incentive Plan (the "Plan") was adopted February 22, 1994 subject to approval by shareholders. The Plan was adopted to further the long term stability and financial success of Signet Banking Corporation (the "Company") by attracting and retaining key employees through the use of stock incentives. It is believed that ownership of Company Stock will stimulate the efforts of eligible participants upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to such participants under this Plan will strengthen their desire to remain with and provide services to the Company and will further the identification of their interests with those of the Company's shareholders.

            The Plan is intended to conform to the provisions of Securities and Exchange Commission Rule 16b-3 ("Rule 16b-3").

            2. Definitions. As used in the Plan, the following terms have the meanings indicated:

               (a) "Board" means the board of directors of the Company.

               (b) "Change of Control" means:

                   (i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

                   (ii) Individuals who, as of the date hereof, constitute
               the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934); or

                  (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities en-titled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

               (c) "Code" means the Internal Revenue Code of 1986, as
            amended.

               (d) "Committee" means the committee appointed by the Board as described under Section 13.

               (e) "Company" means Signet Banking Corporation, a Virginia corporation.

               (f) "Company Stock" means common stock of the Company.  If the par value of the Company Stock is changed, or in the event of a change in the capital structure of the Company (as provided in Section 12), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

               (g) "Date of Grant" means the date on which an Incentive
            Award is granted by the Committee.

               (h) "Disability" or "Disabled" means, in general, the
            inability to perform the services for which the Participant was employed. The Committee shall determine whether a Disability exists and such determination shall be conclusive.

               (i) "Fair Market Value" means, on any given date, the
            average of the high and low price on such date as reported on The New York Stock Exchange-Composite Transactions Tape. In the absence of any such sale, fair market value means the average of the closing bid and asked prices of a share of Common Stock on such date as reported by such source. In the absence of such average or if shares of Common Stock are no longer traded on The New York Stock Exchange, the fair market value shall be determined by the Committee using any reasonable method in good faith.

               (j) "Incentive Award" means, collectively, the award of
            Restricted Stock or Incentive Stock under the Plan.

               (k) "Incentive Stock" means Company Stock awarded when
            performance goals are achieved pursuant to an incentive plan as provided in Section 7.

               (l) "Insider" means a person subject to Section 16(b) of
            the Securities Exchange Act of 1934.

               (m) "Parent" means, with respect to any corporation, a
            "parent corporation" of that corporation within the meaning of
            Section 424(e) of the Code.

               (n) "Participant" means any person who receives an
            Incentive Award under the Plan.

               (o) "Restricted Stock" means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

               (p) "Restricted Stock Award" means an award of Restricted
            Stock granted under the Plan.

               (q) "Rule 16b-3" means Rule 16b-3 of the Securities and
            Exchange Commission promulgated under the Securities Exchange Act of 1934. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

               (r) "Subsidiary" means, with respect to any corporation, a
            "subsidiary corporation" of that corporation within the meaning of Section 424(f) of the Code.

               (s) "Window Period" means the period beginning on the third business day and ending on the twelfth business day following the release for publication of quarterly or annual summary statements of the Company's sales and earnings. The release for publication shall be deemed to have occurred if the specified financial data (i) appears on a wire service, (ii) appears in a financial news service, (iii) appears in a newspaper of general circulation or (iv) is otherwise made publicly available.

            3. General. The following types of Incentive Awards may be granted under the Plan: Restricted Stock and Incentive Stock.

            4. Stock. Subject to Section 12 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 300,000 shares of Company Stock, which shall be authorized, but unissued shares. Shares allocable to Incentive Awards under this Plan, that expire or terminate may again be subjected to an Incentive Award under the Plan. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an existing Incentive Award. For purposes of determining the number of shares that are available for issuance under the Plan, such number shall, if permissible under Rule 16b-3, include the number of shares surrendered by a participant or retained by the Company in payment of federal and state income tax withholding liability upon exercise or receipt of an Incentive Award.

            5. Eligibility.

               (a) All present and future employees who hold positions with management responsibilities with the Company (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired) shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in
Section 13, to select persons to receive Incentive Awards and to determine for each Participant the terms and conditions, the nature of the award and the number of shares to be allocated to each Participant as part of each Incentive Award.

               (b) The grant of an Incentive Award shall not obligate the Company or any Parent or Subsidiary of the Company to pay a Participant any particular amount of remuneration, to continue the employment of the Participant after the grant or to make further grants to the Participant at any time thereafter.

            6. Restricted Stock Awards.

               (a) Whenever the Committee deems it appropriate to grant a Restricted Stock Award, notice shall be given to the Participant stating the number of shares of Restricted Stock for which the Restricted Stock Award is granted and the terms and conditions to which the Restricted Stock Award is subject. This notice, when accepted in writing by the Participant shall become an award agreement between the Company and the Participant and certificates representing the shares shall be issued and delivered to the Participant. A Restricted Stock Award may be made by the Committee in its discretion without cash consideration.

               (b) Restricted Stock issued pursuant to the Plan shall be subject to the following restrictions:

                   (i) Restricted Stock may not be sold, assigned, transferred or disposed of within a six-month period beginning on the Date of Grant, and Restricted Stock may not be pledged, hypothecated or otherwise encumbered within a six-month period beginning on the Date of Grant if such action would be treated as a sale or disposition under Rule 16b-3.

                   (ii) None of such shares may be sold, assigned,
               transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or shall have been removed pursuant to paragraph
               (d) or (e) below.

                  (iii) If a Participant ceases to be employed by the
               Company or a Parent or Subsidiary of the Company, the Participant shall forfeit to the Company any shares of Restricted Stock, the restrictions on which shall not have lapsed or shall not have been removed pursuant to paragraph
               (d) or (e) below, on the date such Participant shall cease to be so employed.

               (c) Upon the acceptance by a Participant of a Restricted Stock Award, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to the shares of Restricted Stock subject to such Restricted Stock Award, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant's award agreement.

               (d) The Committee shall establish as to each Restricted Stock Award the terms and conditions upon which the restrictions set forth in paragraph (b) above shall lapse. Such terms and conditions may include, without limitation, the passage of time, the meeting of performance goals, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant, or the occurrence of a Change of Control.

               (e) Notwithstanding the forfeiture provisions of paragraph
(b)(ii) above, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

               (f) Each Participant shall agree at the time his Restricted Stock Award is granted, and as a condition thereof, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, the aggregate amount of any Federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock subject to the Restricted Stock Award. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant.

               (g) The Company may place on any certificate representing Company Stock issued in connection with an Incentive Award any legend deemed desirable by the Company's counsel to comply with Federal or state securities laws, and the Company may require a customary written indication of the Participant's investment intent.

            7. Incentive Stock Awards.

               (a) Incentive Stock may be issued pursuant to the Plan in connection with incentive programs established from time to time by the Committee when performance criteria established by the Committee as part of the incentive program have been achieved. If the objectives established by the Committee as a prerequisite to the receipt of Incentive Stock have not been achieved, no stock will be issued, except as provided in (c). A Participant eligible for the receipt or issuance of incentive shares will have no rights as a stockholder before actual receipt of the Incentive Stock.

               (b) Whenever the Committee deems it appropriate, the Committee may establish an incentive program and notify Participants of their participation in and the terms of the incentive program. More than one incentive program may be established by the Committee and they may operate concurrently or for varied periods of time and a Participant may be permitted to participate in more than one incentive program at the same time. Incentive Stock will be issued only subject to the incentive program and the Plan and consistent with meeting the performance goals set by the Committee. A Participant in an incentive program shall have no rights as a shareholder until Incentive Stock is issued. Incentive Stock may be issued without cash consideration.

               (c) The Committee may provide in the incentive program, or subsequently, that Incentive Stock will be issued if a Change of Control occurs even though the performance goals set by the Committee have not been met.

               (d) A Participant's interest in an incentive program may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

               (e) Each Participant shall agree as a condition of his participation in an incentive program and the receipt of Incentive Stock, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, the aggregate amount of any Federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Incentive Stock received. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant.

               (f) The Company may place on any certificate representing Company Stock issued in connection with an Incentive Award any legend deemed desirable by the Company's counsel to comply with Federal or state securities laws, and the Company may require a customary written indication of the Participant's investment intent.

            8. Applicable Withholding Taxes. As an alternative to making a cash payment to the Company to satisfy tax withholding obligations, the Committee may establish procedures permitting the Participant to elect to
(a) deliver shares of already owned Company Stock or (b) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Federal, state and local tax liabilities of the Participant arising in the year the Incentive Award becomes subject to tax. Any such election shall be made only in accordance with procedures established by the Committee.

            9. Nontransferability of Incentive Awards. Incentive Awards, by their terms, shall not be transferable except by will or by the laws of descent and distribution.

            10. Effective Date of the Plan. The Plan shall be effective on February 22, 1994 and shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by the Company's shareholders, and (ii) the requirements of any applicable State securities laws have been met, no Restricted Stock shall be awarded, and no Incentive Stock shall be issued.

            11. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on February 21, 2004. No Incentive Awards shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided, that, if and to the extent required by Rule 16b-3, no change shall be made that materially increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 12), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may amend the Plan and unilaterally amend Incentive Awards as it deems appropriate to ensure compliance with Rule 16b-3. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, detrimentally affect a Participant's rights under an Incentive Award previously granted to him.

            12.    Change in Capital Structure.

               (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Incentive Award, the Committee may adjust appropriately the number of shares covered by the Incentive Award so as to eliminate the fractional shares.

               (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

               (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

            13. Administration of the Plan. The Plan shall be administered by a Committee consisting of not less than three Directors of the Company, who meet the requirements of paragraph (d) below and are appointed by the Board. Subject to paragraph (d) below, the Committee shall be the Compensation Committee unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award the Committee deems appropriate to achieve the objectives of the Incentive Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

               (a) The Committee shall have the power and complete discretion to determine (i) which Participants shall receive Incentive Awards and the nature of each Incentive Award, (ii) the number of shares of Company Stock to be covered by each Incentive Award, (iii) the fair market value of Company Stock,
            (iv) the time or times when an Incentive Award shall be granted, (v) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested,
            (vi) whether a Disability exists, (vii) conditions relating to the length of time before disposition of Company Stock received in connection with an Incentive Award is permitted, (viii) whether to approve a Participant's election to deliver shares of already owned Company Stock, or to have the Company withhold from the shares to be issued to satisfy tax liabilities in connection with an Incentive Award, (ix) the terms and conditions applicable to Restricted Stock Awards, (x) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xi) whether to accelerate the time of receipt of Incentive Stock or the time when any or all restrictions with respect to Restricted Stock will lapse or be removed, (xii) notice provisions relating to the sale of Company Stock acquired under the Plan, (xiii) the terms of incentive programs, performance criteria and other factors relevant to the issuance of Incentive Stock or the lapse of restrictions on Restricted Stock, and (xiv) any additional requirements relating to Incentive Awards that the Committee deems appropriate. The Committee shall also have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3.

               (b) The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

               (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

               (d) The Board from time to time may appoint members
            previously appointed and may fill vacancies, however caused, in the Committee. If and to the extent required by Rule 16b-3, all members of the Committee shall be "disinterested persons", as that term is defined in Rule 16b-3.

            14. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company - at its principal business address to the attention of the Treasurer; (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

            15. Interpretation. The terms of this Plan are governed by the laws of the Commonwealth of Virginia.